Exhibit 99.1

PRESS RELEASE

Zoom Technologies Inc. to Acquire Tinho Union Holding Group

Beijing, China, January 15, 2014 - On January 13, 2014, Zoom Technologies, Inc. (NASDAQ: ZOOM, the "Company") entered into a Letter of Intent (the "LOI") with Tinho Union Holding Group ("Tinho") to acquire all the outstanding shares of Tinho by issuing approximately 9.4 million new shares of the Company's common stock at a valuation of $8.6505 per share to the shareholders of Tinho (the "Transaction").

Upon closing of the Transaction, the current shareholders of Tinho would own approximately 75% of Zoom's ownership interest. The Transaction is subject to shareholder approval by both parties and other closing conditions. Among other conditions in the LOI, Tinho has agreed to make good provisions of after tax net income of RMB 50 million (USD $8.2 million) and RMB 68 million (USD $11.1 million), using current exchange rates, for the years ended December 31, 2013 and 2014, respectively, on half of the consideration shares. The LOI calls for the Company to have $27 million of cash in its accounts at the time of closing, and provides for the Company to use the cash for initiatives if such initiatives are approved by a majority of the independent directors. The LOI also contains a binding exclusivity clause, which will commence on January 15, 2014, pursuant to which the Company and Tinho have committed to obtaining the approval of the Transaction during the exclusivity period.

Tinho is a B2B e-commerce platform provider for the travel industry in China. Tinho's innovative platform aggregates and streamlines a vast inventory of travel products, including air, hotels, car rentals, and vacation packages from travel service providers worldwide to enable customers to easily and accurately find the best deals in real-time. Tinho also provides full-service, customized travel solutions to corporate clients. Tinho delivers its platform through its website (www.thlm.com.cn), a franchise model, a direct-sale model and 24-hour toll-free call centers. Founded in 2009, Tinho is headquartered in Shenzhen, China with over 200 employees.

Maxim Group LLC is acting as the Company's financial advisor in connection with the Transaction.

On January 4, 2013, the Company sent notice to Beijing Baifen Tonglian Information & Technology Co., Ltd. ("Baifen") of the termination of the previous Letter of Intent between Zoom and Baifen, dated November 21, 2013. The termination was made within the 45 day "Shop Period", during which Zoom had the right to seek other potential targets and terminate the Letter of Intent. Zoom's independent board members voted in favor of entering into a LOI with Tinho instead of proceeding with the transaction with Baifen because it believed the terms and conditions offered by Tinho's shareholders were considered superior to those offered by Baifen.

Please refer to the Company's Form 8-K filed with the U.S. Securities and Exchange Commission on January 15, 2014 for further details regarding the Transaction and copy of the LOI.

Forward-Looking Statements

Certain statements in this press release may constitute "forward looking statements" that involve risks and uncertainties. These include statements about our plans, objectives, assumptions or future events in which the outcome cannot be assured. You should not place undue reliance on these forward-looking statements. Information concerning factors that could cause our actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the U.S. Securities and Exchange Commission. Unless required, we undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Investor Contact:
Investor Relations
Zoom Technologies, Inc.
+86-10-5935-9576
 ir@zoom.com